Exhibit 5.1
OPINION AND CONSENT OF DISCLOSURE LAW GROUP

April 19, 2018

ImageWare Systems, Inc.
10815 Rancho Bernardo Rd., Suite 310
San Diego, CA 92127

Re:	Registration Statement on Form S-8 for ImageWare Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to ImageWare Systems, Inc. a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), an aggregate total of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued or to be issued pursuant to the Company’s Amended and Restated 1999 Stock Award Plan (the “Plan”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion, the shares of Common Stock, when issued in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation